Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

FMC Media Contact: Nicole Miller - 215.299.6791
nicole.miller@fmc.com
FMC Investor Relations Contact: Michael Wherley - 215.299.6543
ir@fmc.com

FMC Corporation Announces Election of Margareth Øvrum to Board of Directors

PHILADELPHIA, June 1, 2016 - FMC Corporation (NYSE:FMC) announced the election of Margareth Øvrum to the company’s Board of Directors, effective July 1, 2016. Her election increases the board’s size to 11 members.
Øvrum is executive vice president of Technology, Projects & Drilling for Statoil Group, an international energy company based in Stavanger, Norway. She is responsible for technology research, procurement, projects and drilling. During her 34 years at Statoil, Øvrum has held numerous senior leadership positions, including executive vice president of Technology and New Energy, executive vice president of Health and Safety, senior vice president of Operations - Veslefrikk, vice president of Operations Support - Norwegian Continental Shelf, and platform manager - Gullfaks field.
“We are pleased to welcome Margareth to the FMC Board of Directors,” said Pierre Brondeau, FMC president, CEO, and chairman. “She brings to our board a strong operations background with deep experience in process technology, safety, sustainability and environmental management. Margareth has a wide international view with exceptional knowledge of European markets. Our board looks forward to Margareth’s contributions.”
Øvrum is a member of the Board of Directors of Atlas Copco AB and Alfa Laval AB. She has a master of science degree specializing in Technical Physics from the Norwegian University of Science and Technology.

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“I look forward to joining FMC’s board at such an exciting time,” said Øvrum. “Pierre and the management team have transformed the company into one that is highly focused on agriculture, health and nutrition, and lithium technologies. I look forward to helping FMC execute its growth strategy and build long-term shareholder value.”

About FMC
For more than a century, FMC Corporation has served the global agricultural, industrial and consumer markets with innovative solutions, applications and quality products. FMC acquired Cheminova in April 2015. Revenue totaled approximately $3.3 billion in 2015. FMC employs approximately 6,000 people throughout the world and operates its businesses in three segments: FMC Agricultural Solutions, FMC Health and Nutrition and FMC Lithium. For more information, visit www.FMC.com.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2015 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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